Exhibit 99.(1)(a)

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 10/27/1993
933005339 - 2357268

CERTIFICATE OF TRUST

OF

CORONA INVESTMENT TRUST

This Certificate of Trust of CORONA INVESTMENT TRUST, a business trust (hereafter called the “Business Trust”), executed by the undersigned trustees and filed under and in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. §§3801 et seq.), sets forth the following:

FIRST:  The name of the Business Trust is CORONA INVESTMENT TRUST.

SECOND:  The principal office of the Business Trust is 237 Park Avenue, Suite 2100, New York, New York 10017.  The registered agent for service of process on the Business Trust required by 12 Del. C. §§3807(b) is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

The names and business address of each of the trustees of the Business Trust is as follows:

Name	Business Address

Deborah Hicks Midanek	1990 N. California Blvd.,
Suite 830
Walnut Creek, CA 94596

Claire H. Davis	375 La Casa Via
Walnut Creek, CA 94598

THIRD:  The nature and business or purpose or purposes of the Business Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the Investment Company Act of 1940, as amended, through one or more series of shares of beneficial interest, investing primarily in securities.

FOURTH:  The trustees of the Business Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

FIFTH:  This Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned, being all of the trustees of Corona Investment Trust, have duly executed this Certificate of Trust as of this 22nd day of October, 1993.

/s/ Deborah Hicks Midanek
Deborah Hicks Midanek

/s/ Claire H. Davis
Claire H. Davis